Filed Pursuant to Rule 424(b)(5)
Registration No. 333-248974

AMENDMENT NO. 2 DATED MAY 17, 2022

(To the Prospectus Dated November 2, 2020)

Up to $24,600,000

Common Stock

This Amendment No. 2 to Prospectus (this “Amendment”) amends our prospectus dated November 2, 2020 (File No. 333-248974), as amended on September 27, 2021 (the “Prospectus”), relating to shares of our common stock that may be issued and sold in accordance with the terms of an at market issuance sales agreement, as amended (the “Sales Agreement”), dated as of September 23, 2020, with B. Riley Securities, Inc. (“B. Riley Securities”). This Amendment should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

On May 17, 2022, we entered into an amendment to the Sales Agreement with B. Riley Securities.  This Amendment is being filed to increase the aggregate offering price of the shares of our common stock offered by the Prospectus and that may be sold pursuant to the Sales Agreement. Each reference to “$17,100,000” in the Prospectus is hereby amended to be “24,600,000”. As of the date of this Amendment, we have sold an aggregate of 5,641,915 shares of our common stock pursuant to the Sales Agreement with an aggregate offering price of approximately $17.1 million, leaving an aggregate offering price of up to approximately $7.5 million remaining under this Amendment.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SANW.”

Sales of our common stock, if any, under this Amendment and the Prospectus may be made by any method deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. B. Riley Securities will act as our sales agent, using commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms set forth in the sales agreement between B. Riley Securities and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

As of the date of this Amendment, our articles of incorporation, as amended, authorizes us to issue 75,000,000 shares of common stock.  As of May 16, 2022, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $41.3 million based on 16,584,290 shares of common stock held by non-affiliates on such date, and based on the last reported sale price of our common stock on March 25, 2022 of $2.49 per share. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this Amendment and the Prospectus with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the prior 12 calendar month period ending on, and including, the date of this prospectus, we have sold securities with an aggregate offering price of approximately $6.2 million pursuant to General Instruction I.B.6 of Form S-3.

Investing in our common stock involves a high degree of risk. See “Risk Factors” contained in the documents we incorporate by reference in the Prospectus, as amended by this Amendment, to read about factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this amendment and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this Amendment No. 2 to Prospectus is May 17, 2022.